Exhibit 10.1

SHARE SALE AGREEMENT

THIS AGREEMENT is made this                    day of                                                                           2011

BETWEEN:

1.	VIROPRO, INC., a company incorporated under the laws of the State of Nevada with its head office located at 4199 Campus Drive, Suite 550, Irvine, CA 92612 ("Purchaser") of the one part;

  AND

2.	The persons whose names and particulars are as set out in Schedule 1 (collectively referred to as the “Vendors" and each of them shall also be referred to as a "Vendor") of the other part.

WHEREAS:

A.
ALPHA BIOLOGICS SDN. BHD. (Company No. 606545-H) (“the Company”), a company with limited liability incorporated in Malaysia, is a bio-manufacturing organisation offering US FDA/EMEA current Good Manufacturing Practices (cGMP) compliant services to the worldwide pharmaceutical and biotechnology industry. The registered office address and other particulars relating to the Company are as contained in Schedule 2.

B.
As at the date of this Agreement, the Vendors are the legal and beneficial owners of the Sale Shares (as defined below) and the Vendors each hold the Sale Shares in the proportion set out against their respective names in Column B of  Schedule 3.

C.
The Purchaser is a public company engaged in the business of biotechnology Contract Research, Development and GMP Manufacturing, involving various aspects of microbial and cell culture operations and has at the date hereof, 340,808,570 common stocks have been issued as fully paid-up.

D.	The Purchaser has been listed on the Pink Sheet since July 2009.

E.
The Purchaser has set forth a business plan that calls for the acquisition of existing business units complementing its offer of biotech Contractual R&D and Manufacturing Services. The Purchaser recognizes the potential of Alpha to add value to the growth of the Purchaser and hence desires to purchase the Sale Shares in the manner and upon the terms set out in this Agreement.

F.
Consequently, the Vendors have agreed to sell, and the Purchaser has agreed to purchase, all the Sale Shares for the Consideration Shares (as defined below) and on the terms and subject to the conditions contained in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	For the purposes of this Agreement the following words and phrases shall have the following meaning, unless the context requires otherwise:

“Accounts”
Means in relation to any financial year :

(a)  the audited balance sheet as at the respective accounts date in respect of that financial year; and

(b)  the audited profit and loss account in respect of that financial year,

prepared by the auditors of the Company or the Purchaser (as the case may be) on a consistent basis in accordance with accounting principles, standards and practices generally accepted at the date hereof in Malaysia and the United States of America respectively, together with any notes, reports or statements included in or annexed to them;

“Pink Sheet”	Means the US Over-the-Counter market where the Viropro Stocks are trading.
“Business”	Means the business as described in Schedule 2;
“Business Day”	Means a day (other than a Saturday, a Sunday or a gazetted public holiday) on which commercial banks are open for business in Malaysia;
“Charter Documents”	Means the Memorandum and Articles of Association of Alpha and the charter and constitutional documents of the Purchaser (as the case may be);
“Company”	Means the company stated in Schedule 2;
“Companies Act”	Means the Companies Act, 1965 (Act 125) of Malaysia and any modification or re-enactment thereof ;
“Completion”	Means completion of the sale and purchase of the Sale Shares as specified in Clause 7 herein;
“Completion Date”
Means a Business Day to be agreed upon by the parties which day shall be no later than seven (7) Business Days from the Unconditional Date or such other date as the parties hereto may mutually agree in writing;

“Cut-Off Date”	Means 12 months from the date of this Agreement or such later date as may be mutually agreed between the parties hereto;
“Consideration Shares”	Has the meaning ascribed to it in Clause 5. herein;
“disposal”
includes any sale, assignment, exchange, transfer, concession, lease, surrender of lease, licence, release of security, or the granting of any option or right or interest whatsoever or any agreement for any of the same and “dispose” means to make a disposal;

“Encumbrance”
Means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, options, pre-emptive rights, rights of first refusal and any other encumbrance or condition whatsoever;

“Last Accounts”	Means the Accounts in respect of the financial year ended on the Last Accounts Date;
“Last Accounts Date”	Means December 31, 2010;
“MLEP”	Means Michelle Leanne Edythe Peake (Passport No. L9992714);
“Parties”	Means the Vendors and the Purchaser and where the context admits, “Party” shall mean any one of them;
“Purchase Price”	Means the consideration for the purchase of the Sale Shares referred to in Clause 5.1 herein;
“Register of Members”	Means the register of member maintained by the Company pursuant to the Act;
“Ringgit Malaysia” or “RM”	Means the lawful currency of Malaysia;
“Sale Shares”
Means in relation to each Vendor, the number of ordinary shares of RM1.00 each as at the Completion Date in the issued and paid-up share capital of the Company as set out against their name in Column B of Schedule 3;

“Springhill”	Means Spring Hill Bioventures Sdn Bhd (Company No. 591528-H);
“taxes” or “taxation”
Means all forms of taxation whether of Malaysia, the United States of America or elsewhere, including all state or local taxation, past, present and deferred (including without limitation, income tax (including without limitation, net income and gross income), corporate, value added, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, estate duty, stamp duty, customs and other import or export duties, or charges of any kind whatsoever, estimated and other taxes, together with any interest and levies and all penalties, charges, costs, fines and additions to tax) payable by or due, or any additional amounts imposed by any government, governmental agency, statutory body or any revenue authority;

“THG Capital”	THG Capital Sdn Bhd (Company No. 599993-V);
“United States Dollar” or “USD”	Means the lawful currency of the United States of America;
“Warranties”	Means the representations, warranties, undertakings and indemnities made by the Purchaser or the Vendors (as the case may be) referred to in Clauses 8, 9 and 10 herein;
“VPRO Stocks”	Means common stocks of par value USD 0.001 each in the capital of the Purchaser.

1.2	In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided –

1.2.1	words denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

1.2.2	words denoting persons include corporations, and vice versa, and also include their respective heirs, personal representatives, successors in title or permitted assigns, as the case may be;

1.2.3	words and phrases, definitions of which are given in the Act, shall be construed as having the meaning thereby attributed to them;

1.2.4	where a word or phrase is given a defined meaning in this Agreement any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

1.2.5
where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words or phrases and where a word or phrase serves only to illustrate or emphasize any of the provisions of this Agreement such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.6
any reference to a recital, appendix, sub-paragraph, paragraph, sub-clause, clause or party is to the relevant recital, appendix, sub-paragraph, paragraph, sub-clause, clause or party of, or to, this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments and modifications made to this Agreement from time to time in force;

1.2.7	any reference to a statutory provision includes any modification, consolidation or reenactment thereof for the time being in force, and all statutory instruments or orders made pursuant thereto;

1.2.8
any reference to "pay", or cognate expressions, includes payments made in cash or by way of bank drafts (drawn on a bank licensed to carry on banking business under the provisions of the Banking and Financial Institutions Act 1989 of Malaysia) effected through inter-bank transfers to the account of the payee, giving the payee access to immediately available, freely transferable, cleared funds;

1.2.9	any reference to "writing", of cognate expressions, includes any communication effected by telex, cable, facsimile transmission or other comparable means;

1.2.10
any reference to a "business day" is to a day (not being a gazetted or ungazetted public holiday, a Saturday or Sunday) on which banks (including merchant banks) licensed to carry on banking business under the provisions of the Banking and Financial Institutions Act 1989 of Malaysia, are open for business in Kuala Lumpur and any reference to a "day", "week", "month" or "year" is to that day, week, month or year in accordance with the Gregorian calendar; and

1.2.11
if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day, which is not a business day, then that period is to be deemed to only expire on the next business day.

1.3
The Recitals to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by giving the provisions contained in the clauses of this Agreement priority and precedence over the provisions contained in the Recitals to this Agreement.

1.4
The table of contents, headings and sub-headings in this Agreement are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provision herein contained.

2.           SALE AND PURCHASE OF THE SALE SHARES

2.1
Subject to the terms and conditions of this Agreement, the Vendors (each as to those number of the Sale Shares specified against its name in Column B of Schedule 3) shall collectively sell as legal and beneficial owners of, and the Purchaser, shall purchase, all the Sale Shares free from all Encumbrances and together with all rights and benefits as at the Completion Date and thereafter attaching thereto.

3.           CONDITIONS PRECEDENT

3.1	The sale and purchase herein shall be conditional upon the following matters having been obtained or fulfilled on or before the Cut-Off Date:-

(a)
the Warranties contained herein remaining true and not misleading in any respect at Completion, as if repeated at Completion and at all times between the date of this Agreement and the Completion Date;

(b)	the Parties having performed all of the covenants and agreements required to be performed or caused to be performed by it under this Agreement on or before the Completion Date;

(c)	the approval of the shareholders of the Purchaser (if required), in relation to the following:

(i)	the allotment and issue of the Consideration Shares to the Vendors on the terms and conditions of this Agreement; and

(ii)	authorising the execution of and the performance by it of its obligations under this Agreement and of any other documents to be executed by it pursuant to this Agreement;

(d)	the approval of the shareholders of Springhill and THG Capital (if required) for the sale of the Sale Shares;

(e)	the approval of the Stockholders for the change of control and the terms of this Agreement during the Stockholders Meeting to be held April 28, 2011 or at such other time as the case may be;

(f)
the approval of and/or notification to (as the case may be) of the following entities: (i) Penang Development Corporation; (ii) the Ministry of International Trade and Industry of Malaysia; and (iii) Bank Pembangunan Malaysia Berhad;

(g)	all other consents, permits, licences and approvals required to be obtained under any and all applicable laws for the sale and purchase of the Sale Shares; and

(h)
neither the Purchaser nor the Vendors having received notice of any injunction or other order, directive or notice restraining or prohibiting the consummation of the transactions contemplated by this Agreement or there being no action seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, which is pending or any such injunction, other order or action which is threatened.

3.2	Each of the Parties shall provide such information and assistance as may be reasonably required by the party seeking the requisite approvals or notifications.

3.3
Any Party receiving any letter regarding any of the approvals, consents or waivers from the parties (“Authorities”) referred to in Clause 3.1 shall immediately send a copy of such letter to the other Party.  Any such approval, consent or waiver containing one or more condition(s) which adversely affects any Party and such Party (acting in good faith) finds that condition unacceptable (“Affected Party”), the Affected Party shall be entitled by written notice to the other Parties to elect one of the following options within fourteen (14) Business Days (“Action Period”) from the date the Affected Party receives a copy of that Authority’s letter containing that unacceptable condition(s):-

(a)	to appeal against the unacceptable condition(s); or

(b)	to accept such unacceptable condition(s).

In default of any election made under paragraphs (a) or (b) above, the Parties shall be deemed to have accepted the condition(s) and that Authority’s approval containing such condition(s) shall be deemed obtained on the expiry of the Action Period for the purpose of satisfying the relevant condition.

3.4
If the Affected Party elects to appeal against the decision of an Authority in respect of unacceptable condition(s) (“Appeal”), the Party liaising with such Authority (the “Liaison”) shall so appeal within fourteen (14) Business Days from the date the Liaison receives the Affected Party’s letter electing to so appeal.  If the Appeal is not allowed or only partially allowed, any party who is adversely affected by the decision of the Appeal and who (acting in good faith) finds any condition(s) unacceptable shall be entitled by written notice to the other Parties to, reject the unacceptable condition as modified (if at all) by the decision of the Appeal within fourteen (14) Business Days from its receipt of the letter of that Authority from the Liaison containing the decision of the Appeal; and in such an event that Authority’s approval shall be deemed not to have been obtained.  In default of any rejection made under this paragraph, the Parties shall be deemed to have accepted the condition(s) and that Authority’s approval containing such condition(s) shall be deemed obtained on the expiry of the said fourteen (14) Business Days for the purpose of satisfying the relevant condition.

3.5
In the event the Appeal is allowed fully, then that Authority’s approval in respect of which such unacceptable conditions are imposed as modified by the decision of the Appeal shall be deemed to have been obtained for the purposes of satisfying the relevant condition and in so far as the Affected Party is concerned on the date of the Parties’ receipt of the letter of that Authority from the Liaison containing the decision of the Appeal and such unacceptable conditions as so modified by the successful Appeal shall be deemed to be accepted by the Affected Party for the purpose of satisfying the relevant condition.

3.6
In the event that an Affected Party (acting in good faith) elects to reject any unacceptable condition(s) contained in any Authorities’ approvals pursuant to paragraphs (b), (c) or (d) of Clauses 3.1, then that Affected Party shall be entitled by written notice to the other Parties to immediately terminate this Agreement and each of the Parties shall be released and discharged from their respective obligations and shall have no claim against the other for costs, damages, compensation or otherwise arising from this Agreement.

3.7
In the event that an approval or decision of an Authority given on appeal or otherwise does not impose any condition(s), that approval or decision shall be deemed to have been obtained for the purposes of Clause 3.1 for the purpose of satisfying the relevant condition on the date of the Parties’ receipt of the letter of that Authority from the Liaison containing the approval or decision of the Authority.

3.8	For the avoidance of doubt, the Affected Party may request for only one (1) Appeal.

3.9
If any of the conditions specified in Clause 3.1 is not fulfilled or mutually waived in writing by the Purchaser and the Vendors on or before the Cut-off Date, this Agreement shall ipso facto cease and determine, each of the Parties shall be released and discharged from their respective obligations and shall have no claim against the other for costs, damages, compensation or otherwise arising from this Agreement save and except for any antecedent breach.

3.10
Upon the last of the conditions specified in Clause 3.1 having been obtained or deemed to have been obtained, this Agreement shall become unconditional ("Unconditional Date") and the parties shall proceed to completion in accordance with the terms herein.

4.           PROVISION OF WORKING CAPITAL

4.1	No later than February 28, 2011, the Purchaser shall remit United States Dollar Three Hundred Thousand (USD300,000.00) as working capital for the Company.

4.2
The Purchaser shall further remit up to a further sum of United States Dollar Two Hundred Thousand (USD200,000.00) as additional working capital for the Company if required and requested by the Company.

4.3
Without prejudice to Clauses 4.1 and 4.2, the Purchaser hereby undertakes and covenants with the Vendors that the Purchaser will invest up to United States Dollar Five Million (USD5,000,000.00) in the Company by way of equity or debt capital to fund the operations and working capital needs of the Company (including without limitation to fulfill the warranties stated in Clauses 8.1(a) and (b)).

4.4
For the avoidance of doubt, it is hereby agreed that the Vendors would not have entered into this Agreement to sell the Sale Shares without the representations and warranties of the Purchaser as stated in this Clause and in this Agreement.

5.           CONSIDERATION FOR THE SALE SHARES

5.1	The consideration for the purchase of the Sale Shares (“Purchase Price”) shall be the sum stated in Column C of Schedule 3.

5.2
The Purchase Price shall be satisfied by the allotment and issue to each of the Vendors the Consideration Shares set out against the name of each Vendor as stated in Column D of Schedule 3 (“Consideration Shares”) of new VPRO Stocks (thereby valuing each new VPRO Stock at USD0.04) credited as fully paid-up and ranking pari passu in all respects with the existing issued common stocks of the Purchaser on the Completion Date.

6.           PRE-COMPLETION

6.1
Pending Completion, the Purchaser shall ensure and procure that they and their subsidiaries and the Vendors shall ensure and procure that Alpha and its subsidiaries will comply with the following, except with the prior written consent of each other:

(a)
not do, allow or procure any act or omission which would constitute a breach of any of the Warranties if they were given on or at any time before Completion by reference to the facts and circumstances then existing;

(b)	no action is taken which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)	carry on business in the normal course;

(d)	not do anything that is not in their ordinary course of business;

(e)	not reduce their share capital in any way or reclassify or alter the terms their issued securities;

(f)	not buy back any of their shares;

(g)	not announce, declare or pay any dividend or other distribution to their shareholders, other than pay dividends declared prior to the date of this agreement;

(h)	not issue any shares except pursuant to the conversion of any issued securities or exercise of options under an employee share option scheme;

(i)	not grant any options over their shares;

(j)	not alter the provisions of their Charter Documents;

(k)	not sell, transfer or dispose or otherwise jeopardize of the whole or any part of business, undertakings or assets otherwise than in the ordinary course of their business;

(l)	not, otherwise than in the ordinary course of their business and consistent with their past practice –

(i)	increase the remuneration of, or otherwise vary the terms of employment of any of their directors or employees;

(ii)	accelerate the rights of any directors or employees to compensation or benefits, except where such acceleration occurs automatically the terms of an existing agreement or scheme;

(iii)	pay any of their directors or employees a termination payment.

(m)	not lend any money outside the normal course of business, which will not include advances to their joint venture companies for on-going developments and investments;

(n)
borrow any money or give any debenture, mortgage, charge or other Encumbrance over any of its assets or undertaking unless it is in the ordinary course of business and does not exceed the aggregate sum of USD1,000,000 (or its equivalent in Ringgit Malaysia);

(o)	not enter into capital expenditure commitments, hire purchase, leasing, rental or conditional sale agreements or arrangements unless it is in the ordinary course of business;

(p)
not enter into capital expenditure commitments, hire purchase, leasing, rental or conditional sale agreements or arrangements outside the ordinary course of business that exceed the aggregate sum of USD1,000,000 (or its equivalent in Ringgit Malaysia);

(q)	not enter into any agreement which is outside the ordinary course of its business or which is of an onerous nature;

(r)	not give any financial or other guarantees, securities or indemnities for any purpose other than to its subsidiaries in the ordinary course of business;

(s)
not commence any litigation or compromise or settle any claim, dispute or other matter in which it is involved where the value involved exceeds USD1,000,000 (or its equivalent in Ringgit Malaysia), but does not include any legal action taken to defend against suits or legal actions taken brought by third parties.

7.           COMPLETION

7.1
Subject to Clause 3, Completion shall take place on the Completion Date at the office of the Company (or at such other place as may be agreed by the parties in writing) where all of the events described below shall occur.

7.2
At Completion, subject to Clause 7.5, the Vendors shall deliver the share certificates in respect of the Sale Shares, together with valid and registrable share transfer forms in respect of all the Sale Shares duly executed by each of the Vendors in favour of the Purchaser.

7.3	Subject to Clause 7.5, on the Completion Date and against compliance with the respective provisions of Clause 7.2, the Purchaser shall:

(a)
allot and issue to, and register the share certificates relating to the Consideration Shares in the name of each Vendor or his/her nominee(s) that number of Consideration Shares set out against the name of each Vendor as stated in Column E of Schedule 3; and

(b)	deliver or procure to be delivered to each Vendor the share certificates for the Consideration Shares.

7.4
Without prejudice to any other remedies available, if in any respect the provisions of this Clause are not fully complied with by the Vendors or, as the case may be, by the Purchaser on the Completion Date, the party not in default may (without prejudice to its other rights and remedies conferred by law or otherwise):

(a)	proceed to Completion so far as practicable (without prejudice to their rights hereunder); or

(b)	sue for specific performance; or

(c)	rescind this Agreement and sue for damages.

7.5
None of the parties shall be obliged to perform any of its obligations under Clauses 7.2 and 7.3 unless (simultaneously with such performance) all the other parties perform their respective obligations under such Clauses.

7.6
In the event that Completion should not take place due to any failure to satisfy any or all the conditions precedent mentioned in Clause 3 or the occurrence of any event which is beyond the control of the parties hereto, this Agreement shall ipso facto cease and none of the parties hereto shall have any claim against the others, save (a) for antecedent breaches of any Warranties, and (b) as provided for in this Agreement, and all the rights and obligations of the parties hereto shall cease.

8.           POST-COMPLETION

8.1
The Purchaser hereby represents, warrants and undertakes to each of the Vendors and its successors in title (with the intent that the provisions of this Clause 8.1 shall continue to have full force and effect notwithstanding Completion) that:

(a)
the Purchaser shall procure the replacement of the fixed deposit of RM5,000,000.00 placed by Springhill with HSBC Bank Malaysia (as security for credit facilities given by Bank Pembangunan Malaysia Berhad to the Company) with such security as may be acceptable to Bank Pembangunan Malaysia Berhad. Springhill will provide administrative and liaison assistance to the Purchaser in this regard;

(b)
The Purchaser shall provide funds to the Company to enable the Company to repay the debt owed by the Company to Springhill (which as at the date of this Agreement is Ringgit Malaysia Eight Million Five Hundred and Seventy Five Thousand (RM8,575,000.00)) as and when demanded by Springhill. Springhill will provide administrative and liaison assistance to the Purchaser in this regard;

(c)
Dr. Rajiv Datar, Dr. Scott Brown and Claude Gingras shall not sell more than 10% annually of the VPRO Stocks held by them for a period of three (3) years from the Completion Date. In this regard, the Purchaser shall, prior to the Completion Date, procure that Dr. Rajiv Datar, Dr. Scott Brown and Claude Gingras execute a letter of undertaking in form and content acceptable to the Vendors for this purpose; and

(d)	Dr. Rajiv Datar, Dr. Scott Brown and Claude Gingras shall form part of the management team of the Company upon employment terms to be agreed by each of them with the Purchaser.

9.           WARRANTIES

9.1
The Vendors hereby jointly and severally represent, warrant and undertake to and with the Purchaser and its successors in title (with the intent that the provisions of this Clause 9.1 shall continue to have full force and effect notwithstanding Completion) that:

(e)	each of the Vendors is currently, and will be on Completion, the legal and beneficial owner of such number of the Sale Shares as set out against its name in Column B of Schedule 3;

(f)
each of the Vendors is, and shall on Completion be, entitled to sell and transfer or procure the transfer of such number of the Sale Shares as set out against its name in Schedule 3 to the Purchaser and/or its nominee(s), free from all and any Encumbrances together with all rights and benefits attaching thereto as at the Completion Date and no other person has or shall have any rights of pre-emption or other similar rights over such Sale Shares; and

(g)	on Completion, the Sale Shares are and shall have been duly authorised, validly issued, allotted and fully paid-up.

9.2
The Vendors and the Purchaser hereby represent, warrant and undertake to and with each other and their respective successors in title (with the intent that the provisions of this Clause 9.2 shall continue to have full force and effect notwithstanding Completion) that:.

(a)	the Warranties will be correct as at the Completion Date, subject only to any matters which are expressly provided for under the terms of this Agreement;

(b)
the Warranties will be fulfilled down to, and will be true and correct in all respects and not misleading at, Completion as if they had been entered into afresh at Completion and that the Vendors and the Purchaser (as the case may be) shall not do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given; and

(c)
if after the signing of this Agreement and before Completion, any event actually known to the Parties shall occur or matter arises which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the said Party shall immediately notify the other Party in writing fully thereof prior to Completion and the notifying Party shall make any investigation and/or do all such acts concerning the event or matter which the other Party may require.

9.3	Each Party acknowledges that other Party has entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

9.4
Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

9.5
No claim hereunder shall be deemed to have made unless notice of such claim was made in writing specifying in reasonable detail the event of default to which the claim relates and the nature of the breach and the amount claimed.

9.6	Nothing in this clause shall derogate from each Party’s obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

10.           WARRANTIES AS TO AUTHORITY

10.1
The Purchaser and each of the Vendors (who is a corporate body) hereby represents, warrants and undertakes to and with the other Party and their respective successors-in-title (with the intent that the provisions of this Clause 10.1 shall continue to have full force and effect notwithstanding Completion) that:

(a)
it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:

(i)
result in a breach of its Charter Documents and do not infringe, or constitute a default under, any directive, instrument, contract, document or agreement to which it is a party or by which it is bound; and/or

(ii)
result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities commission/council) to which it is a party or by which it is bound, whether in Malaysia, the United States of America or elsewhere;

(b)
it is a company duly incorporated and validly existing under the laws of the country of its incorporation and has all requisite power and authority (corporate and otherwise) to own its assets and properties and to carry on its business as now being conducted and that it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(c)
all actions, conditions and things required to be taken, fulfilled and done (including without limitation, the obtaining of any necessary consents) in order (i) to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement, (ii) to ensure that those obligations are legally binding and enforceable in accordance with their respective terms, and (iii) to make this Agreement admissible in evidence in the courts of Malaysia and the United States of America have been taken, fulfilled and done;

(d)	no order has been made or petition presented or resolution passed for its winding-up or administration or judicial management;

(e)	no distress, execution or other process has been levied on any asset owned or used by it; and

(f)	no person has appointed or threatened to appoint or become entitled to appoint a receiver or receiver and manager or other similar officer of its business or assets or any part of them.

10.2
MLEP hereby represents, warrants and undertakes to and with the Purchaser and its successors-in-title (with the intent that the provisions of this Clause 10.2 shall continue to have full force and effect notwithstanding Completion) that:

(a)
she has full capacity to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute her valid and legally binding obligations, enforceable against her in accordance with their respective terms and the execution and delivery of, and the performance by her of her obligations under, this Agreement shall not:

(i)	result in a breach of, or constitute a default under, any directive, instrument, contract, document or agreement to which she is a party or by which she is bound; and/or

(ii)
result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities commission/council) to which she is a party or by which he is bound, whether in Malaysia, the United States of America or elsewhere;

(b)
all actions, conditions and things required to be taken, fulfilled and done (including without limitation, the obtaining of any necessary consents) in order (i) to enable her to lawfully enter into, exercise her rights and perform and comply with her obligations under this Agreement, (ii) to ensure that those obligations are legally binding and enforceable in accordance with their respective terms, and (iii) to make this Agreement admissible in evidence in the courts of Malaysia and the United States of America have been taken, fulfilled and done;

(c)	no order has been made or petition presented for her bankruptcy;

(d)	no distress, execution or other process has been levied on any asset owned by her; and

(e)	no person has appointed or threatened to appoint or become entitled to appoint an official assignee or other similar officer of her assets or any part of them.

11.           INDEMNITY

11.1
Each party hereby irrevocably undertakes to keep the other party and its officers, directors, employees, representatives and agents fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities, obligations, judgements, deficiencies, assessments, suits, arbitrations and expenses whatsoever (including but not limited to all legal costs or attorney's fees on a full indemnity basis) that the non-defaulting party or any of its officers, directors, employees, representatives or agents may pay, incur or suffer, directly or indirectly, in connection with or arising from any misrepresentation by the defaulting party in any material respect under the terms of this Agreement or for any breach of any term or condition hereof and/or any default by the defaulting party of their respective obligations under this Agreement.

11.2
Any liability hereunder to the non-defaulting party by the defaulting party may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by the non-defaulting party in its absolute discretion without in any way prejudicing or affecting its rights against the defaulting party. Any release or waiver or compromise shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.

12.           CONFIDENTIALITY

12.1
Each of the parties hereto hereby agrees to keep strictly secret and confidential, and shall not under any circumstances whatsoever, disclose to any person or entity which is not a party hereto, the terms of this Agreement.

12.2	Notwithstanding Clause 12.1, the confidentiality obligation under Clause 12.1 shall not apply to:

(a)
any information obtained from any party hereto which becomes generally known to the public, other than by reason of any willful or negligent act or omission of any party hereto or any of their agents, advisers, directors, officers, employees or representatives;

(b)
any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body in Malaysia or the United States of America;

(c)	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Malaysia, the United States of America or elsewhere; and

(d)	any information disclosed by any of the parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement.

13.           RESTRICTION ON ANNOUNCEMENTS

13.1
Save as may be required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities commission/council), each party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other parties hereto shall have given their respective consents to such announcement (which consent may not be unreasonably withheld).

14.           COSTS

14.1
Each party to this Agreement shall bear its own legal and other costs and expenses of and incidental to this Agreement and the sale and purchase of the Sale Shares hereby agreed to be made. The Purchaser shall bear all stamp duty payable in connection with this Agreement and the transfer of the Sale Shares.

15.           GENERAL

15.1	This Agreement shall be binding upon and inure for the benefit of the successors and estates of the parties hereto.

15.2
The parties shall not assign or transfer all or any part of their respective rights under this Agreement or delegate their performance under this Agreement without the prior written approval of the other party (except as expressly permitted by any of the provisions of this Agreement), and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

15.3
The parties shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement, and to provide such assistance and record as the other parties may request in connection with any tax return, tax investigation or audit, judicial or administrative proceeding or other similar matter relating to the Company.

15.4
This Agreement and the documents referred to in it, constitute the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements or correspondence or understanding, express or implied, oral or written.

15.5
Save as expressly provided herein, any right of termination conferred upon the Purchaser or the Vendors shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

15.6
As both parties have participated in the drafting of this Agreement, the parties hereto agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply.

16.           ILLEGALITY

16.1
The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

17.           NOTICES

17.1
Any notice required to be given by any party hereto to any other party shall be deemed validly served by hand delivery or by prepaid registered letter or by facsimile or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose.

17.2	Any such notice or communication shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid registered letter, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)
if sent by facsimile, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient's facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.

17.3
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid registered letter or that the facsimile confirmation note indicates the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.

18.           REMEDIES AND WAIVERS

18.1
No failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19.           TIME OF ESSENCE

19.1
Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto (or such of the parties as may be affected thereby) but as regards any date or period (whether or not extended as aforesaid), time shall be of the essence.

20.           COUNTERPARTS

20.1
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

21.           GOVERNING LAW & DISPUTE RESOLUTION

21.1	This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia.

21.2
If any dispute arises between the Parties hereto during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged material breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate, the Parties hereto shall endeavor to settle such dispute amicably. The attempt to bring about an amicable settlement is considered to have failed as soon as one of the Parties hereto, after reasonable attempts, which attempt shall continue for not less than thirty (30) days, gives notice thereof to the other Party in writing.

21.3
All disputes, controversies and differences of opinion arising out of or in connection with this Agreement or for the breach hereof which cannot be settled amicably by the Parties hereto shall be settled by arbitration in accordance with the UNCITRAL Model Law on Commercial Arbitration.

21.4
The number of arbitrators shall be three (3).  The Parties shall, within 30 (Thirty) days of receiving a notice from the other Party, appoint one arbitrator each and shall intimate the same to the other Parties.  For the purposes of clarity, the Parties agree that the Vendors shall jointly appoint one arbitrator, the Purchaser shall appoint one arbitrator and the arbitrators so appointed shall appoint the third arbitrator.

21.5
The arbitrators so nominated shall choose amongst themselves, the chairman of the arbitral panel.  In the event any Party fails to appoint an arbitrator within the time frames specified in this clause, the other Party shall be entitled to make an application to the relevant competent court in accordance with the procedure specified in the UNCITRAL Model Law on Commercial Arbitration for appointment of an arbitrator (at the cost of the defaulting party) and the arbitrator so nominated shall be deemed to be the arbitrator nominated by the defaulting party.

21.6	The decision of the arbitral panel shall be final and binding on the Parties.

21.7
The venue of arbitration shall be London, England. The Parties shall continue to fulfill their obligations under this Agreement pending the final resolution of the dispute and the Parties shall not have the right to suspend their obligations under this Agreement by virtue of any dispute being referred to arbitration.

21.8
The arbitral proceedings shall be conducted in the English language. Nothing in this clause shall prejudice the rights of the parties hereto to seek injunctive relief from the courts. The award of the arbitrator shall be final and binding upon the Parties.

22.           SUBMISSION TO JURISDICTION

22.1
All the parties agree that the courts of Malaysia and the United States of America are to have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement.

22.2	All the parties hereby irrevocably waive any objections on the ground of venue or forum non convenience or any similar grounds.

22.3	All the parties hereby irrevocably consent to service of process by mail or in any other manner permitted by the relevant law.

22.4
All the parties hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

22.5
All the parties hereby agree that the submission to the jurisdiction of the courts in Malaysia the United States of America referred to in this Clause shall not (and shall not be construed so as to) limit the right of any party to take proceedings against any of the other parties hereto in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SCHEDULE 1

PARTICULARS OF VENDORS

Column A	Column B	Column C
Name of Vendor	Company No./ Passport No.	Address
Springhill Bioventures Sdn Bhd (company incorporated in Malaysia)	591528-H	Level 14, Uptown 1, No. 1 Jalan SS21/58, Damansara Uptown, 47400 Petaling Jaya, Selangor, Malaysia.
THG Capital Sdn Bhd (company incorporated in Malaysia)	599993-V	50-07-02, 7th Floor, Wisma UOA Damansara, No. 50 Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Malaysia
Michelle Leanne Edythe Peake (an Australian citizen)	XXXXXXX	No.XXXXX, Jalan Pantai Miami, Miami Green Resort, Batu Ferringhi, 11100 Penang, Malaysia

SCHEDULE 2

PARTICULARS OF THE COMPANY

Name	ALPHA BIOLOGICS SDN BHD
Incorporation No.	606545-H
Registered Office:
Authorised Share Capital	RM40,000,000 divided into 40,000,000 ordinary shares of RM1.00 each
Issued and Paid-up Share Capital (as at the date of this Agreement)	RM37,689,002 comprising 37,689,002 ordinary shares of RM1.00 each
Shareholders and Percentage of Equity Held	1.Springhill Bioventures Sdn Bhd (64.78%) 2.THG Capital Sdn Bhd (35.02%) 3.Michelle Leanne Edythe Peake (0.20%)
Auditors	Ernst & Young of Level 23A, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia
Business	Principal activity of the Company is manufacturing of monoclonal antibodies and other biological drugs

SCHEDULE 3

SALE SHARES, PURCHASE PRICE & CONSIDERATION SHARES

Column A	Column B	Column C	Column D
Vendor	Sale Shares	Purchase Price (USD)	Consideration Shares (new VPRO Stocks)
Springhill Bioventures Sdn Bhd	24,415,088	13,603,884.97	340,097,124
THG Capital Sdn Bhd	13,197,914	7,353,786.45	183,844,211
Michelle Leanne Edythe Peake	76,000	42,346.57	1,058,664
TOTAL	37,689,002	21,000,000.00	525,000,000

POST-COMPLETION SHAREHOLDING OF VIROPRO, INC

Column A	Column B	Column C
Shareholder	Common stocks in the capital of Viropro Inc	Percentage of Shareholding
Springhill Bioventures Sdn Bhd	340,097,124	38.60%
THG Capital Sdn Bhd	183,844,211	20.87%
Michelle Leanne Edythe Peake	1,058,664	0.12%
Other Shareholders	356,046,667	40.41%
TOTAL	881,046,667	100.00%

IN WITNESS WHEREOF this Agreement has been entered into on the date appearing at the head hereof.

The Purchaser

SIGNED by	)
)
for and on behalf of	) /s/ Rajiv Datar
VIROPRO, INC.	)
in the presence of:	)

/s/ Claude Gingras

The Vendors

SIGNED by	)
)
for and on behalf of	)
SPRINGHILL BIOVENTURES SDN BHD		) /s/ Kim Tan
(Company No. 591528-H))
in the presence of:	)

/s/ Michelle Elanne Edythe Peake

SIGNED by	)
)
for and on behalf of	)
THG CAPITAL SDN BHD	) /s/ M. Lei
(Company No. 599993-V))
in the presence of:	)

/s/

SIGNED by	)
MICHELLE ELANNE EDYTHE PEAKE	) /s/ Michelle Elanne Edythe Peake
in the presence of:	)